Exhibit 3.29
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
R. J. REYNOLDS INTERNATIONAL BUSINESS GROUP, INC.
     R. J. Reynolds International Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
     1. That the Board of Directors of said corporation, by the unanimous written consent of its members, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of said corporation:
RESOLVED, that the Amended and Restated Certificate of Incorporation of R. J. Reynolds International Business Group, Inc. be amended by changing the first Article thereof so that, as amended, said Article shall read as follows:
     “FIRST: The name of the Corporation is R. J. Reynolds Global Products, Inc.”
     2. That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provision of Section 228 of the General Corporation Law of the State of Delaware.
     3. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.
     4. That this Certificate of Amendment of the Certificate of Incorporation shall be effective upon Filing.
     IN WITNESS WHEREOF, R. J. REYNOLDS INTERNATIONAL BUSINESS GROUP, INC. has caused this certificate to be signed by McDara P. Folan, III, its Secretary, this 14 day of July, 2004.

R. J. REYNOLDS INTERNATIONAL BUSINESS GROUP, INC.
By:	/s/ McDara P. Folan, III
McDara P. Folan, III
Secretary

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MSSH, INC.
Pursuant to Sections 242 and 245 of
the General Corporation Law of
the State of Delaware
     MSSH, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”‘), in order to amend and restate its Certificate of Incorporation pursuant to Sections 242 and 245 of the GCL, certifies as follows:
     1. The name of the Company will be R. J. Reynolds International Business Group, Inc. The original Certificate of Incorporation of the Company was filed with the Delaware Secretary of State on March 4, 2002 under the name of MSSH, Inc.
     2. The Company has received payment of its stock.
     3. Pursuant to Sections 242 and 245 of the GCL, the Amended and Restated Certificate of Incorporation amends, integrates and restates the provisions of the Certificate of Incorporation of the Company.
     4. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the GCL.
     5. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
R. J. REYNOLDS INTERNATIONAL BUSINESS GROUP, INC.
     FIRST: The name of the corporation is R. J. Reynolds International Business Group, Inc.
     SECOND: The registered office of the corporation in the State of Delaware is located at 2711 Centreville Road, Suite 400, Wilmington, County of New Castle, Delaware 19801. The registered agent of the corporation at that address is Corporation Service Company.
     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The corporation shall have authority to issue one thousand (1,000) shares of common stock, having a par value of one cent (01) per share.
     FIFTH: The corporation shall indemnify directors and officers of the corporation to the fullest extent permitted by law.
     SIXTH: The directors of the corporation shall incur no personal liability to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the directors derived an improper personal benefit. In discharging the duties of their respective positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best interests of the corporation, consider the effects of any action upon employees, suppliers and customers of the corporation, communities in which offices or other establishments of the corporation are located, and all other pertinent factors. In addition, the personal liability of directors shall further be limited or eliminated to the fullest extent permitted by any future amendments to Delaware law.
     SEVENTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the bylaws of the corporation. The directors need not be elected by ballot unless required by the bylaws of the corporation.
     EIGHTH: Meetings of the stockholders may be held, and the books of the corporation will be kept (subject to the provisions contained in the General Corporation Law of the State of Delaware) at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.
     NINTH: In the furtherance and not in limitation of the objects, purposes and powers prescribed herein and conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.
     TENTH: The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.
     ELEVENTH: The name and mailing address of the incorporator is Delaware Incorporators & Registration Service, LLC, located: at 1007 Orange-Street, Suite 1410, Wilmington, Delaware 19801.
     TWELFTH: The powers of the incorporator shall terminate upon the election of directors.

     THE UNDERSIGNED, representative of Delaware Incorporators & Registration Service, LLC, has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name this 27th day of February, 2003.

DELAWARE INCORPORATORS & REGISTRATION SERVICE, LLC
By:	/s/ Dawn B. Kilcrease
Dawn B. Kilcrease
Vice President